403(B) ANNUITY ENDORSEMENT
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This Endorsement forms a part of the Contract to which it is attached and is effective as of the issue date of the Contract. The following provisions apply to a Contract, which is issued on a qualified basis under Internal Revenue Code ("Code") Section 403(b). In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

1. Contract Owner. The Contract Owner must be either an organization described in Section 403(b)(1)(A) of the Code or an individual employee of such an organization. If the Contract Owner is an organization described in Section 403(b)(1)(A) of the Code, then the individual employee for whose benefit the organization has established an annuity plan under section 403(b) of the Code must be the Annuitant under the Contract. If the Contract Owner is an employee of an organization described in Section 403(b)(1)(A) of the Code, then such employee must be the Annuitant under the Contract. There shall be no Joint Owner.

2. Purchase payments must be in the form of a qualified rollover contribution described in Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3) or
     457(e)(16). All purchase payments must be made in cash.

3. The interest of the Annuitant under this Contract is non-forfeitable and nontransferable and may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the issuer of this Contract. This restriction shall not apply to a "qualified domestic relations order" as defined in Code Section 414(p).

4. Distributions During Annuitant's Life. Distributions under this Contract must commence no later than April 1 following the later of the calendar year during which the Annuitant attains age 70 1/2, or the calendar year in which the Annuitant retires (hereinafter the "required beginning date") over (a) the life of the Annuitant or the lives of the Annuitant and his or her designated Beneficiary (within the meaning of Code Section 401(a)(9)), or (b) a period certain not extending beyond the applicable distribution period determined in accordance with the Uniform Lifetime Table described in Treasury Regulation Section 1.401(a)(9)-9, Q&A - 2.

     Once payments have commenced over a period certain, the period certain will not be changed even if the period certain is shorter than the maximum permitted.

     Distributions must be made in periodic payments at intervals of no longer than one year. In addition, distributions must either be non-increasing or may increase only as provided in Treasury Regulation Section
     1.401(a)(9)-6T.

     All distributions under this Contract are subject to the distribution requirements of Code Section 403(b)(10) and will be made in accordance with the requirements of Code Section 401(a)(9), including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Treasury Regulation Section 1.401(a)(9)-6T, Q&A - 2.

5. Minimum Distribution Requirements - After Death. If the Annuitant dies after required distributions under this Contract are deemed to have begun, all amounts payable under this Contract must be distributed to the Beneficiary or to such other person entitled to receive them at least as rapidly as under the method of distribution in effect prior to the Annuitant's death.

     If the Annuitant dies before distribution has begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Annuitant's death, except that:

    (a) if the interest is payable to an individual who is the Annuitant's designated Beneficiary, the designated Beneficiary may select to receive the entire interest over the life of the designated Beneficiary or over a period not extending beyond the life expectancy of the designated Beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Annuitant dies; or

    (b) if the sole designated Beneficiary is the Annuitant's surviving spouse, the surviving spouse may select to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

          (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; or

          (ii) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2.

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         If the surviving spouse dies before distributions begin, the limitations of this Section 5 (without regard to this paragraph (b)) will be applied as if the surviving spouse were the Annuitant.

         Distributions under this section are considered to have begun if distributions are made on account of the Annuitant reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to the Annuitant over a period permitted and in an annuity form acceptable under Code Section 401(a)(9) and the regulations thereunder.

6. Annuity Options. Except to the extent Treasury Regulations allow the Company to offer different Annuity Options that are agreed to by the Company, only Annuity Options 1, 2, 3, 4 and 5 will be available to the Annuitant, subject to the applicable distribution period determined in accordance with the Uniform Lifetime Table described in Treasury Regulation
     Section 1.401(a)(9)-9, Q&A - 2. Under Annuity Options 3 and 4, any Joint Annuitant must either be the Annuitant's spouse or if a non-spouse, then the level of payment to the survivor cannot exceed the applicable limitations set forth under Treasury Regulation Section 1.401(a)(9)-6T.

7. Premature Distribution Restrictions. Any amounts in the Contract attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and on amounts held on December 31, 1988, may not be distributed unless the Annuitant has reached age 59 1/2, has a severance from employment, died or become disabled (within the meaning of Code Section 72(m)(7)); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Code Section 414(p).

     Purchase payments made by a nontaxable transfer from a custodial account qualifying under Code Section 403(b)(7), and earnings on such amounts, will not be paid or made available before the Annuitant dies, attains age 59 1/2, has a severance from employment or becomes disabled (within the meaning of Code Section 72(m)(7)); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Code Section 414(p).

     Hardship withdrawals are not permitted under this Contract.

8. Direct Rollovers. The Annuitant (or a designated Beneficiary who is the surviving spouse of the Annuitant following the Annuitant's death), subject to the terms of the Contract, may select to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Annuitant or spouse Beneficiary. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Annuitant, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Annuitant or the joint lives (or joint life expectancies) of the Annuitant and the Annuitant's Beneficiary or for a specified period of ten years or more; or any distribution required under Code Section 401(a)(9). An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), a qualified defined contribution plan described in Code Section 401(a), an eligible 457 deferred compensation plan sponsored by state or local government employers, or another Code Section 403(b) tax-sheltered annuity or custodial account, that accepts the Annuitant's eligible rollover distribution. A direct rollover is a payment by the Company to the eligible retirement plan specified by the Annuitant.

9. If this Contract is part of a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), any payments and distributions under this Contract (whether as income, as proceeds payable at the Annuitant's death, upon partial redemption or full surrender or otherwise), and any Beneficiary designation, shall be subject to the joint and survivor annuity and pre-retirement survivor annuity requirements of ERISA Section 205.

10. The Company will furnish annual calendar year reports concerning the status of the Contract.

11. Amendments. The Company may further amend this Contract from time to time in order to meet any requirements, which apply to it under Code Section 403(b) or ERISA.

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In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.

                   ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK


          /S/Wayne A. Robinson             /S/Vincent Vitiello
             Wayne A. Robinson                Vincent Vitiello
               Secretary                            President